Exhibit 10.1
[SunCom Letterhead]
September 16, 2007
Mr. Michael E. Kalogris
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Kalogris:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) and its parent, SunCom Wireless Holdings, Inc. (f/k/a Triton PCS Holdings, Inc.) (“SunCom”) dated as of February 4, 1998 (the “Original Employment Agreement”) and thereafter amended by an Amendment No. 1 dated June 30, 1998, an Amendment No. 2 dated December 31, 1998, an Amendment No. 3 dated June 8, 1999, a certain Letter Agreement (the “2003 Letter Agreement”) dated May 6, 2003, a certain Letter Agreement (the “First 2005 Letter Agreement”) dated December 2, 2005, a certain Letter Agreement (the “Second 2005 Letter Agreement”) dated December 14, 2005, a certain Letter Agreement (the “2006 Letter Agreement”) dated October 19, 2006 and a certain Letter Agreement (the “January 2007 Letter Agreement”) dated January 31, 2007. The Original Employment Agreement as amended by Amendments Nos. 1, 2 and 3, the 2003 Letter Agreement, the First 2005 Letter Agreement, the Second 2005 Letter Agreement, the 2006 Letter Agreement and the January 2007 Letter Agreement is referred to collectively herein as the “Existing Employment Agreement”. Except as otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Existing Employment Agreement.
     Each of the Company and SunCom pursuant to this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Existing Employment Agreement as set forth below:
     1. Benefits Upon Termination. Section 1 of the January 2007 Letter Agreement is hereby deleted in its entirety and replaced by the following:
Notwithstanding Sections 5(b) and 5(c) of the Original Employment Agreement or Section 8 of the Second 2005 Letter Agreement (or any other provision of the Existing Employment Agreement), in the event of a termination of Executive’s employment (i) by the Company Without Cause, (ii) by the Company by notice of non-renewal pursuant to Section 1 of the Second 2005 Letter Agreement, (iii) by Executive for Good Reason, or (iv) by reason of Executive’s death or Disability, then Executive (or his estate, as applicable) shall be entitled (in addition to any non-cash severance-related benefits, payments or compensation provided for in the Existing Employment Agreement) to:

          (a) a salary continuation benefit in the amount of the product resulting from multiplying Executive’s Base Salary on the date of such termination by two (2);
          (b) a bonus for the calendar year during which salary continuation is paid (without regard to the date during such year that such termination occurs) in the amount of the product resulting from multiplying Executive’s full target Management Business Objective bonus for such year by two (2), which bonus shall be calculated (i) in accordance with Section 4 of the Second 2005 Letter Agreement and (ii) as if Executive had achieved one hundred percent (100%) of his related bonus-based goals for the Management Business Objective bonus for such calendar year;
          (c) payment of the amount of any Management Business Objective bonus to which the Executive would otherwise be entitled for the calendar year during which the Executive’s termination occurs (prorated appropriately to reflect the months worked prior to such termination); and
          (d) immediate vesting of all unvested shares of SunCom owned by Executive as of the date of such termination (whether such shares are subject to the Plan or a restricted stock award letter agreement or comparable agreement).
     The benefits described in Sections 1(a), 1(b) and 1(c) above shall be payable in a single lump sum as soon as practicable, but in no event more than ten (10) business days, following the end of the Employment Period; provided that in the event that such benefits constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, on account of separation of service, such benefits shall not be payable until six (6) months following Executive’s separation from service and shall not accrue interest during such 6-month period.
     In the event of a termination of Executive’s employment under circumstances other than those described in this Section 1, Executive shall be entitled to only those termination-related benefits, payments or compensation provided for in the Existing Employment Agreement.
     The parties acknowledge and agree that the Company has previously deposited the aggregate amount of Executive’s benefits described in Sections 1(a) and 1(b) into an irrevocable trust with a third party trustee pursuant to an irrevocable trust agreement.
     Notwithstanding anything to the contrary contained herein, payment to Executive of the benefits described in this Section 1 shall be contingent upon the Executive (or his executor, as applicable) executing and delivering to the Company a mutual general release of claims in the form attached hereto as Exhibit A (the “Release”).
     2. Sale Transaction Bonus. Section 2 of the January 2007 Letter Agreement is hereby deleted in its entirety and replaced by the following:
     If (a) SunCom has executed an agreement to engage in a Sale Transaction (as hereinafter defined) by December 31, 2007, (b) such Sale Transaction has been consummated by December 31, 2008, (c) the Executive remains actively employed (not on a leave of absence, other than an FMLA leave of absence) with the Company through the consummation of the Sale Transaction, (d) the Executive is otherwise in compliance with the terms of the Existing Employment Agreement as may be amended at any time in the future, including by the terms of this Agreement, (e) the Executive complies with, and uses commercially reasonable efforts to take such actions as are necessary to cause the Company and its Affiliates to comply with, the terms and conditions of agreements entered into by the Executive or the Company or its Affiliates effecting or otherwise relating to the Sale Transaction, and (f) the Executive takes such action and uses commercially reasonable efforts to cause the Company or its Affiliates to implement or otherwise execute the business plan previously provided to the purchaser in connection with the Sale Transaction, the Executive will be eligible to receive a sale bonus in connection with such Sale Transaction in the following amounts (the “Sale Bonus”) based on the Sale Proceeds (as hereinafter defined):

Sale Proceeds	Sale Bonus Amount
At least $2.2B	$ 5,375,000
At least $2.3B	$ 6,875,000
At least $2.4B	$ 8,375,000
At least $2.6B	$11,375,000
At least $2.8B	$14,375,000
At least $3.0B	$17,375,000
     If the Sale Proceeds are less than $2,200,000,000, then the Sales Bonus amount will be extrapolated in accordance with the foregoing calculations; provided that no amounts will be paid if the Sale Proceeds are less than $1,700,000,000; further provided that such calculation shall take into consideration the Sale Bonus amounts paid to other participating executives of the Company for Sale Proceeds less than $2,000,000,000 (other than the six executives added to the Sale Bonus arrangement following the preliminary review of the proposed participants by the Board at its meeting held on August 8, 2007); and further provided that in the event the Sale Proceeds are less than $2,000,000,000, the aggregate Sale Bonus pool will be based on two percent of the Sale Proceeds. In the event that the Sale Proceeds fall between the amounts reflected above, the Sale Bonus shall be calculated by interpolating on a straight line basis to the next highest Sale Bonus amount. In the event that the Sale Proceeds exceed $3,000,000,000, the Sale Bonus Amount shall be extrapolated in accordance with the foregoing calculations. Notwithstanding the foregoing, the Sale Bonus pool payable to all participating Company executives (other than the six executives added to the Sale Bonus arrangement following the preliminary review of the proposed participants by the Board at its meeting held on August 8, 2007) shall not exceed three percent of the Sale Proceeds.
     The Sale Bonus shall be subject to applicable federal, state and local tax withholding required by law. Notwithstanding anything to the contrary contained herein: (i) if prior to the consummation of the Sale Transaction, the Executive’s employment is terminated by the Company without Cause or the Executive dies, then the Executive (or his estate, as applicable) will be paid the Sale Bonus as provided in the following paragraph; and (ii) if the Executive’s employment is terminated by the Company for Cause prior to the consummation of the Sale Transaction, the Executive will be ineligible to receive any portion of the Sale Bonus.

     The benefit described in this Section 2 shall be payable in a single lump sum as soon as practicable, but not more than ten (10) business days following the consummation of the Sale Transaction (or receipt of Sale Proceeds which are not Contingent Sale Proceeds (as hereinafter defined) sufficient to trigger the Company’s obligation to pay a Sale Bonus); provided that any Sale Bonus amount the Executive (or his estate, as applicable) is entitled to receive pursuant to this Section 2, shall not be payable to the Executive (or his estate, as applicable) until such time as SunCom’s stockholders have received payment with respect to their equity interests pursuant to the terms of the agreement to engage in the Sale Transaction. In the event that:
     (x) any portion of the Sale Proceeds is required by the terms of the Sale Transaction to be placed into escrow, retained or held back by the buyer, or the payment thereof is otherwise subject to contingencies based upon the occurrence of future events (“Contingent Sale Proceeds”), the Company will not pay the Executive the portion of the Sale Bonus attributable to the Contingent Sale Proceeds until such time as, and only to the extent that, the Contingent Sale Proceeds are released from escrow, no longer are retained or held back by the buyer, or otherwise no longer are subject to payment contingencies, as the case may be (“Released Sale Proceeds”); and
     (y) the aggregate amount of Sale Proceeds in a Sale Transaction that do not constitute Contingent Sale Proceeds is insufficient to trigger the Company’s obligation to pay a Sale Bonus, then the Sale Bonus shall not be paid unless and until the Sale Proceeds which are not Contingent Sale Proceeds are sufficient to trigger the Company’s obligation to pay a Sale Bonus (e.g., because sufficient Contingent Sale Proceeds have been released from escrow, no longer are retained or held back by the buyer, or no longer are subject to payment contingencies).
     In the event that the benefits described in this Section 2 constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, on account of separation from service, such benefit shall not be payable until six (6) months following Executive’s separation from service and shall not accrue interest during such 6-month period.
     Notwithstanding anything to the contrary contained herein, the Executive’s receipt of the benefits described in this Section 2 shall be contingent upon the Executive (or his executor, as applicable) executing and delivering to the Company the Release.
     As used in this Agreement:
     (A) The term “Sale Transaction ” means the transaction or series of transactions currently contemplated by the Board of Directors of SunCom (the “Board”) as of the date of the execution of this Agreement whereby directly or indirectly (I) an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of SunCom are, directly or indirectly, combined with a third party not controlled (by ownership of a majority of the voting securities of such buyer or buyers) by SunCom’s current stockholders; (II) the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of equity interests or options, or any combination thereof constituting a majority of the then outstanding stock of SunCom or possessing a majority of the then outstanding voting power of SunCom (except as may occur with current stockholders or debtholders as a result of a restructuring), other than a buyer or buyers controlled by the current SunCom stockholders by ownership of a majority of the voting securities of such buyer or buyers; (III) any other purchase or acquisition, directly or indirectly, by a buyer or buyers other than a buyer or buyers controlled by the current SunCom stockholders by ownership of a majority of the voting securities of such buyer or buyers; or (IV) the formation of a joint venture or partnership with SunCom or direct investment in SunCom for the purpose of effecting a transfer of a significant interest in SunCom to a third party.
     (B) The term “Sale Proceeds” means (I) the total amount of cash and fair market value (on the date of payment) of all property paid or payable (including amounts paid in escrow) in connection with the Sale Transaction (or any related transaction), including amounts paid or payable in respect of convertible securities, preferred equity securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, plus (II) in the event of a sale of the capital stock of SunCom and/or its Affiliates, the principal amount of all indebtedness for borrowed money or other liabilities of SunCom and/or its Affiliates outstanding as of the closing date of the Sale Transaction, or, in the case of a sale of assets, all indebtedness for borrowed money or other liabilities assumed by the buyer. Sale Proceeds shall also include the aggregate amount of all dividends or other distributions declared by SunCom and/or its Affiliates after the date hereof other than normal quarterly cash dividends, and, in the case of a sale of assets, the net fair market value of any current assets not sold by SunCom and/or its Affiliates, less the book value of the current liabilities not assumed by the applicable buyer. For purposes of calculating Sale Proceeds, the value of securities, whether debt or equity, that are freely tradeable in an established public market will be determined on the basis of the average closing price in such market for the 10 trading days prior to the closing of the Sale Transaction (the “Valuation Date”); and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on the Valuation Date. If Sale Proceeds include any restricted stock (i.e. stock in a public company not freely tradeable), the value of the restricted stock shall be calculated by the Board in good faith.
     (C) The term “Affiliate”, as applied to a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     3. Business Efforts. The parties acknowledge and agree that the payment of the Sale Bonus pursuant to Section 2 of this Agreement is intended as compensation for services rendered to the Company and/or its Affiliates in connection with the consummation of a Sale Transaction. As a condition to the payment of the Sale Bonus, the Executive shall be required to devote substantially all of his business efforts, which shall be a minimum of 40 hours per week (and such additional hours as may be necessary to fulfill his responsibilities under the terms of the Existing Employment Agreement and this Agreement, as may be amended from time to time), to the management and operations of the Company and its Affiliates pending the consummation of a Sale Transaction. In performance of the Executive’s duties, the Executive will carry out and follow the directions of the Board (including the Operating Committee of the Board) in conformance with all laws and Company rules and policies. The Executive shall perform such duties (i) at the Company’s offices at 1100 Cassatt Road, Berwyn, Pennsylvania, or (ii) at any other business location of the Company or any of its Affiliates as necessary to carry out the operations of the business, or (iii) at any other location as the proper performance of the Executive’s duties may require with the direction of the Board or the Operating Committee; provided that the frequency and duration of any such travel or work at a location other than the Company’s offices in Berwyn, Pennsylvania at the direction of the Board or the Operating Committee will be reasonable and take into consideration Executive’s family and other personal obligations. The Executive shall be entitled to engage in other activities permitted under Section 2 of the Original Employment agreement, as amended, subject to the prior consent of the Board which consent shall not be unreasonably withheld.
  4. Expenses. Notwithstanding Section 4(c) (or any other provision) of the Original Employment Agreement, as amended, from and after the date of execution of any agreement to engage in a Sale Transaction, the Company shall pay or reimburse the Executive for all reasonable expenses incurred or paid by the Executive in performance of the Executive’s duties solely for the Company and its Affiliates that are consistent with the policies of the Company and the business expense policies of the purchaser under such agreement (to the extent that such purchaser requests Executive’s compliance with such policies and discloses such policies to Executive); provided that the Company will continue to reimburse Executive’s reasonable expenses incurred or paid by Executive in connection with his activities for the Cellular Telephone Industry Association; provided, further that such expenses are consistent with the Company’s purchase policy as amended from time to time.
  5. New Employment/Solicitation. The Executive represents that as of the date of this Agreement, the Executive has not entered into any agreement (oral or written) to engage in any employment, consulting or similar agreement or arrangement pursuant to which the Executive will provide services for any remuneration for any period during which the Executive is employed by the Company or for any period thereafter. The Executive further represents that he has not solicited any current or former employee of the Company or its Affiliates for employment or consulting on behalf of any other person or entity (other than the Company or its Affiliates). In the event that during the term of employment, the Executive receives any proposal to provide any person or entity (other than the Company or its Affiliates) employment, consulting or similar services by the Executive or any other employee of the Company or its Affiliates for any such period from any third party, the Executive shall not, without the prior consent of the Board: (i) enter into any such agreement or arrangement; (ii) otherwise engage in any discussions, negotiations or other communications with such third party or its representatives; (iii) solicit any current or former employee of the Company or its Affiliates for employment or consulting on behalf of any person or entity (other than the Company or its Affiliates); or (iv) induce or attempt to induce, influence or attempt to influence any person employed by the Company or its Affiliates to terminate his or her employment with such entity (other than in the normal course of carrying out his duties to the Company); provided that Executive, without seeking or obtaining the prior consent of the Board, shall be permitted to respond to unsolicited proposals for employment or the provision of consulting or similar services by informing the person(s) making such proposal either (i)

that Executive is not interested in the proposal or (ii) that Executive is not permitted to engage in discussions or negotiations with respect to such proposal until after the consummation of the Sale Transaction.
     6. Remedies. In the event the Executive breaches any obligations under the terms of his Existing Employment Agreement and this Agreement as may be amended from time to time, in addition to any other available remedies under the Existing Employment Agreement and any other plan, arrangement or agreement with the Company or any of its Affiliates, the Executive will be ineligible to receive any portion of the Sale Bonus as set forth in Section 2 of this Agreement; provided that Executive shall not be deemed ineligible for the Sale Bonus based upon any such breach unless the Company and/or the Board has given him written notice of such breach, granted him a period during which to cure such breach of not less than five (5) business days, and he has failed to cure such breach during such period.
     7. Form of Release. The form of Release attached as an exhibit to the January 2007 Letter Agreement is hereby deleted in its entirety and replaced by the form of Release attached hereto as Exhibit A.
     8. All Other Provisions Remain Effective. Except as otherwise expressly modified by this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect. In the event of any inconsistency between the terms of the Existing Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control. This Agreement may be executed and delivered in counterparts, each of which shall be deemed to be an original, but all of which shall collectively constitute the same instrument.
     Please evidence your acceptance of the foregoing modification to the Existing Employment Agreement by executing this Agreement where provided below and returning it to Laura Porter, Senior Vice President of Human Resources by October 1, 2007 in a sealed envelope marked “confidential”. If you have not returned a signed copy of this letter to her by that date, this offer will be automatically withdrawn and you will not be eligible to earn the Sale Bonus or the other benefits provided in this Agreement. If you timely sign and return this Agreement, it shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.
[Signatures Contained on Next Page]

(Signature Page for Kalogris Letter Agreement- September 16, 2007)
     Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Existing Employment Agreement.

SunCom Wireless Holdings, Inc.

By:	/s/ Edward Evans
Edward Evans Chairman, Compensation Committee of
Board of Directors

SunCom Wireless Management
Company, Inc.

By:	/s/ Eric Haskell
Eric Haskell Executive Vice President and Chief Financial Officer

Executive

/s/ M.E. Kalogris

Michael E. Kalogris
Chairman and Chief Executive Officer

EXHIBIT A
Form of Release
MUTUAL RELEASE OF CLAIMS
     FOR AND IN CONSIDERATION OF the benefits to be provided to MICHAEL E. KALOGRIS, an individual (“Executive”), in connection with the termination of his employment, as set forth in that certain Employment Agreement by and among SunCom Wireless Holdings, Inc., a Delaware corporation, and SunCom Wireless Management Company, Inc., a Delaware corporation (collectively, the “Company”) and Executive, dated as of February 4, 1998 (the “Original Employment Agreement”), and thereafter amended by an Amendment No. 1 dated June 30, 1998, an Amendment No. 2 dated December 31, 1998, an Amendment No. 3 dated June 8, 1999, and certain Letter Agreements dated May 6, 2003 (the “2003 Letter Agreement”), December 2, 2005 (the “First 2005 Letter Agreement”), December 14, 2005 (the "Second 2005 Letter Agreement”), October 19, 2006 (the “2006 Letter Agreement”), January 31, 2007 (the “January 2007 Letter Agreement”), and September ___, 2007 (the “September 2007 Letter Agreement") (collectively, the “Employment Agreement”), which are conditioned upon Executive signing this Release of Claims and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their respective past or present officers, directors, stockholders, managers, members, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively referred to as the “Company Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity (“Claims”), which Executive ever had, now has, or hereafter may have, or which Executive’s successors, assigns, heirs, executors or administrators hereafter may have (collectively with Executive, the “Executive Parties”), by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release of Claims that arises from, or relates in any way to, Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any such Claims that have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law Claims now or hereafter recognized and all Claims for counsel fees and costs; provided, however, that this Release of Claims shall not apply to
     (a) Any entitlements arising under, or preserved by Sections 5(b) and 5(c) of the Original Employment Agreement, Sections 6 and 8 of the Second 2005 Letter Agreement, Section 1 of the 2006 Letter Agreement, Sections 5 and 6 of the January 2007 Letter Agreement, and Sections 1 and 2 of the September 2007 Letter Agreement ;
     (b) Claims Executive may have as a holder of securities of the Company so long as Executive is not the moving, initiating or lead party or that are based on criminal acts by any of the Company Parties;
     (c) Claims by Executive for vested retirement plan benefits under the Company’s tax-qualified retirement plans;
     (d) Claims for benefits under any insured group health plan maintained by the Company, including any right to continuation coverage under COBRA;
     (e) Claims under any directors’ and officers’ liability (or similar) insurance policy maintained by the Company that may provide coverage to the Executive; or
     (f) Claims by Executive for indemnification under Section 4(d) of the Original Employment Agreement and/or to the extent that the Company has provided indemnification pursuant to the terms of its bylaws, a resolution of the board of directors or any directors and officers liability policy maintained by the Company.
     Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the Executive does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the Company.
     Executive acknowledges that the restrictive covenants contained in Section 6 of the Original Employment Agreement (as modified by Section 9 of the Second 2005 Letter Agreement) will survive the termination of his employment to the extent set forth therein. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
     In signing this Release of Claims, Executive acknowledges his understanding that he may not sign it prior to the termination of his employment under the Employment Agreement, but that he may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date Executive’s employment with the Company under the Employment Agreement terminates. Executive also acknowledges that he is advised by the Company Parties to seek the advice of an attorney prior to signing this Release of Claims; that Executive has had sufficient time to consider this Release of Claims and to consult with an attorney, if he wished to do so, or to consult with any other person of his choosing before signing; and that he is signing this Release of Claims voluntarily and with a full understanding of its terms. Executive further acknowledge that, in signing this Release of Claims, he has not relied upon any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. Executive understands that he may revoke this Release of Claims at any time within seven (7) days after the date of his signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if Executive has not timely revoked it.
     In further consideration of Executive’s execution of this Release of Claims and other consideration provided to the Company by Executive pursuant to the Employment Agreement, the Company, on behalf of itself and the other Company Parties, hereby executes this Release of Claims and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and the other Executive Parties, of and from any and all manner of Claims, which the Company Parties, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release of Claims that arises from, or relates in any way to, Executive’s employment relationship with the Company or the termination thereof, including but not limited to, any such Claims that have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any such Claims that are based on contracts between the Company and Executive and any such Claims that are now or hereafter recognized under the common law and any such Claims for counsel fees and costs, but in no event shall this release apply to any Claim based upon any criminal act by Executive or upon any act of Executive wholly outside the scope of his duties and employment.

SunCom Wireless Holdings, Inc.

By:

Edward Evans
Chairman, Compensation Committee of
Board of Directors

SunCom Wireless Management
Company, Inc.

By:

Eric Haskell
Executive Vice President and Chief
Financial Officer

Executive

Michael E. Kalogris
Chairman and Chief Executive Officer